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                                                              Exhibit 10.(lxvii)



Viragen, Inc.                                      865 SW 78th Avenue Suite 100
                                                 Plantation, Florida 33324-3212
                                                  954.233.VRGN FAX 954.233.1414
                                                                www.viragen.com

March 23, 1998

VIA FACSIMILE: 603-262-1333
VIA INTERNATIONAL FEDERAL EXPRESS
Managing Director-Southern Health SDN.BHD
12 Jalan P. Ramlee
Apt. 23C
Kuala Lumpur
MALAYSIA 50250

Dear Sir:

Thank you for your fax of January 5, 1998. This Letter of Agreement sets forth the material terms and conditions to be contained in a Manufacturing and Distribution License Agreement (the "Master License") by, between and among Viragen, Inc., ("Viragen"), Viragen Technology, Inc. ("VTI") and Southern Health SDN.BHD ("Southern"). The parties agree to use their best efforts to complete the Master License in good faith as soon as is reasonably practicable, execute confidentiality agreements and agree to incorporate, among other things, the terms and conditions set forth herein:

1. GRANT OF OPTION

Viragen, through its wholly owned subsidiary, VTI ("the Licensor") hereby agrees to grant to Southern an exclusive Option to purchase the Master License for the countries listed below (the "Option"). This Option shall become effective and in full force and effect upon Southern's execution of this Letter of Agreement and payment to the Licensor of the non-refundable Option amount of TWO HUNDRED THOUSAND U.S. DOLLARS (US$200,000) which shall be received by the Licensor in cleared funds no later than April 3, 1998. In the event the parties do not consummate the Master License for any reason prior to the expiration date, the Licensor shall forthwith refund one-half of the Option amount (ONE HUNDRED THOUSAND U.S. DOLLARS) (US$100,000) and, in that event, no party hereto shall have any claim upon the other party.

2. OPTION TERM AND TERRITORIES

The Option shall extend until September 30, 1998, 5:00 p.m., EST (the "Expiration Date") and shall be exclusive as to the following countries:
Malaysia, Indonesia, Philippines, Thailand, Taiwan, Korea, Singapore, Australia and New Zealand, hereinafter referred to as "the Territory".







* The information redacted herefrom is the subject of a Confidentiality Request submitted to the Securities and Exchange Commission.
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3. MASTER LICENSE FEE, TERM AND ROYALTY

Upon execution of the Master License and simultaneously therewith, Southern shall pay in cleared funds to the Licensor the Master License Fee in the amount of TWENTY MILLION U.S. DOLLARS (US$20,000,000) on or before the Option's Expiration Date. Southern and/or its SUBLICENCEES shall additionally pay to the Licensor a continuing Royalty of TWELVE PERCENT (12%) of gross revenues derived by Southern or by or through its SUBLICENSEES from the sale of the Licensor's natural alpha interferon product ("THE LICENSED PRODUCT"). Such Royalty shall be paid to the Licensor by Southern and/or its SUBLICENSEES in U.S. dollars by wire transfer by the fifteenth (15th) day of each month which amount shall represent the preceding month's Royalty. Costs related to bank charges, wire transfers or currency transactions and any taxes on Royalty payments shall be borne by Southern which shall also stand liable for timely and accurate Royalty collections from its SUBLICENSEES and payment thereof to the Licensor. The Licensor shall have the right to access all books and records and appoint a certified public accounting firm, or comparable, at the Licensor's expense, to review Master Licensee's or subLicensee's books, records and inventory facilities and equipment at any time during normal business hours by giving five
(5) days written notice. The term of the Master License shall extend for a period of TWENTY-FIVE (25) YEARS from the date of its execution.

4. MASTER LICENSE KEY PROVISIONS AND TERM

OBLIGATIONS OF SOUTHERN. Among other provisions, the Master License shall provide that Southern shall manufacture and distribute THE LICENSED PRODUCT in accordance with all applicable laws, rules and regulations promulgated by the appropriate regulatory agencies within the Territory in accordance with current Good Manufacturing Practices (cGMP) as promulgated by the United Kingdom's Medicine Control Agency ("MCA") or the United States' Food and Drug Administration ("FDA") or comparable Tier I Country's regulatory agency.

Southern shall commence the building of at least one (1) manufacturing facility at Southern's cost within two (2) years from the date of grant of the Master License and such facility shall be built and operated in compliance with the Licensor's specifications. Southern's manufacturing facility shall reach commercial production levels within four (4) years from the date of execution of the Master License. Southern agrees to follow all of the Licensor's manufacturing procedures, including the Licensor's Standard Operating Practices
(SOPs), Protocols and Procedures. Southern shall cause to appear on or within all advertising, instructional, informational, promotional or display material either bearing or incorporating THE LICENSED PRODUCT, all required legal notices pursuant to international copyright, trademark and patents laws and/or regulatory requirements and/or as required from time to time by the Licensor. Southern agrees that it shall, at its cost, register such patent, copyright, trademark and/or service mark in the appropriate class, in the name of the Licensor within the Territory.

Southern shall be responsible for arranging for and collecting human white blood cells ("buffy coats") from qualified blood collection agencies within the Territory according to the Licensor's specifications. Southern has been advised that between 1 million to 2 million buffy coats (human white blood cell collections or "leukocytes") are needed to support one (1) manufacturing facility for THE LICENSED PRODUCT which is forecast to produce about US$100,000,000 in annual gross retail




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sales assuming a [ * ] price per one million international units and comparable manufacturing costs as experienced in Scotland and other commercial factors. The cost of manufacturing one million international units can range between [ * ] to [ * ]. Additionally, Southern shall have the exclusive right to distribute THE LICENSED PRODUCT as defined in the Master License, within its Territory in accordance with the rules, laws and regulations established by each jurisdiction.

Southern recognizes that THE LICENSED PRODUCT is technically classified as an experimental drug until clinical trials have been completed and the drug approved for commercialization by the regulatory authorities either in the United Kingdom, United States or other Tier I country. Southern may elect to obtain regulatory or governmental approval within its Territory for the use of THE LICENSED PRODUCT for any disease state at Southern's cost including, costs relating to clinical trials that it may wish to undertake in its own behalf within the Territory.

Southern may sublicense to qualified third parties within the Territory in accordance with the terms and conditions contained in the Master License which shall require the reasonable consent of the Licensor, in which event Southern shall retain any and all sublicense fees derived therefrom. Southern shall maintain complete control of all of the Licensor's proprietary manufacturing technology and shall not disclose or transfer to any subLicensee or any third party whomsoever any of the Licensor's Standard Operating Practices, Protocols and Procedures and Confidential Information. Southern will operate any and all manufacturing facilities within its Territory in compliance with the Licensor's specifications.

Southern shall be responsible for the costs of policing and enforcing the licensed patents, trade secret rights and sublicense agreements in the Territory, including the costs of any patent prosecution or license registration.

OBLIGATIONS OF THE LICENSOR. The Licensor shall provide Southern with the "know-how and show-how" as to the Licensed Patent Rights, the Licensed Manufacturing Protocols, Procedures and Processes and all related Confidential Information and Data (which shall include information relating to the manufacturing equipment). The Licensor shall disclose its proprietary manufacturing technology to Southern (which shall include the training of Southern's designated manufacturing personnel on site) at no additional cost to Southern. The Licensor shall also provide continuing consultative and support services as reasonably required exclusively to Southern for a period of two (2) years from the date of execution of the Master License at no additional cost to Southern except travel, room and board expenses for the Licensor's related personnel. Further, the Licensor shall provide to Southern all clinical trial protocols which it may have developed from time to time for specific disease states for testing THE LICENSED PRODUCT so that Southern may elect to execute clinical trials within its Territory.

5. PROVIDING THE LICENSED PRODUCT TO SOUTHERN

The Licensor shall use its best efforts in order to obtain THE LICENSED PRODUCT from its manufacturing facility in Edinburgh, Scotland, at the earliest opportunity. Any obligation to supply THE LICENSED PRODUCT to Southern shall terminate at such time as Southern's first manufacturing facility becomes operational. In this regard, a separate agreement would necessarily be negotiated between Southern and Viragen (Europe) Ltd., ("VERP"), which would provide for a preferred




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discounted price to Southern and would be subject to all laws, rules and regulations of the United Kingdom. All Royalty payments arising from the sale of THE LICENSED PRODUCT within the Territory from VERP-produced product will be waived.

6. PROHIBITION AGAINST USE OF CORPORATE NAME, TRADENAMES, SERVICE MARKS AND COPYRIGHTS

Southern shall be prohibited from using the words "Viragen" and/or OMNIFERON in any form and in any way.

7. INSURANCE AND INDEMNITY

Southern shall fully indemnify Viragen and the Licensor against any and all claims, damages, and losses including attorney fees and other costs arising in connection with or in relation to the Master License or any actions taken pursuant to it, and shall obtain sufficient insurance in forms and amounts acceptable to the Licensor and Viragen to cover such liabilities.

8. GOVERNING LAW

This agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, U.S.A., and shall be enforceable in Florida courts except for provisions pertaining to conflicts of laws.

9. INVESTMENT BANKING FEE

The Licensor agrees to pay an investment banking fee of SIX PERCENT (6%) of the Master License Fee or ONE MILLION TWO HUNDRED THOUSAND U.S. DOLLARS (US$1,200,000) to HPC Corporate Services upon receipt by the Licensor of the Master License Fee in cleared funds on or before September 30, 1998 and receipt of a fully executed Master License.

10. ASSIGNMENT OF MASTER LICENSE AND TERRITORIAL RESTRICTION

Southern has advised the Licensor that it intends to assign the Master License to a newly-formed company, VIRAGEN ASIA (MALAYSIA) PLC. ("VASIA") which assignment is contingent upon VASIA being listed on the Malaysian Stock Exchange and/or Australian Stock Exchange (ASX) and being capitalized in the sum of not less than FIFTY MILLION U.S. DOLLARS (US$50,000,000). The Licensor hereby agrees to such assignment subject to the Licensor conducting reasonable due diligence relating to both Southern and VASIA as long as Southern complies with paragraph 6 above. Southern, its assignees, nominees, designees, subsidiaries, joint venturers, licensees and sublicensees and any and all entities which benefit from THE LICENSED PRODUCT shall warrant and ensure that THE LICENSED PRODUCT will not be manufactured, sold or distributed outside of the Territory.

By signing in the space provided below, the signatories represent that they have the express authority to bind their respective entities.




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Yours very truly


                                                   ACCEPTED AND AGREED TO AS OF
                                                   THE ____DAY OF MARCH 23, 1998

VIRAGEN, INC. and                                       SOUTHERN HEALTH SDN.HND
VIRAGEN TECHNOLOGY, INC.



BY: /s/ GERALD SMITH, PRES.                  BY: /s/ DAVID RIGOLL
    ---------------------------------            ------------------------------
         Gerald Smith, President                 David Rigoll, Director (Title)

GS:js

cc: Management Committee





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